EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (‘‘Agreement’’) dated as of September 14, 2006 between Quanta Capital Holdings Ltd., a Bermuda corporation (the ‘‘Company’’), and James J. Ritchie (the ‘‘Executive’’).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Definitions.    For purposes of this Agreement, the following terms have the meanings set forth below:

‘‘Base Salary’’ has the meaning set forth in Section 4.01.

‘‘Cause’’ means (a) theft or embezzlement by the Executive with respect to the Company or its Subsidiaries; (b) the Executive's conviction of, or plea of nolo contendere to, any felony or any misdemeanor involving moral turpitude; (c) willful or prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness) or willful failure or refusal by the Executive to perform his duties and responsibilities, without the same being corrected within thirty (30) days after being given written notice thereof; (d) continued and habitual use of alcohol by the Executive to an extent which materially impairs the Executive's performance of his duties, without the same being corrected within thirty (30) days after being given written notice thereof; (e) the Executive's use of illegal drugs, without the same being corrected within thirty (30) days after being given written notice thereof; or (f) the material breach by the Executive of any of the provisions contained in this Agreement, including, without limitation, Section 3.01 and Section 11.01, without the same (other than in the case of Section 11.01) being corrected within thirty (30) days after being given written notice thereof.

‘‘Change in Control’’ means any of the following occurring after the date hereof:

a.	Any person (within the meaning of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’)), other than a Permitted Person, is or becomes the ‘‘beneficial owner’’ (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 40% or more of the total voting power of all the then outstanding Voting Securities; or

b.	The individuals who, as of the date hereof, constitute the Board of Directors of the Company (the ‘‘Board’’) together with those who become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of such date or whose recommendation, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

c.	The consummation of a merger, consolidation, recapitalization, liquidation, sale, or disposition by the Company of all or substantially all of the Company’s assets, or reorganization of the Company, other than any such transaction which would (x) result in at least 60% of the total voting power represented by the voting securities of the surviving entity or, in the case of an asset sale, the successor entity, outstanding immediately after such transaction being beneficially owned, directly or indirectly, by the stockholders of the Company immediately preceding the transaction and (y) not otherwise be deemed a Change in Control under subparagraphs a, b or d; or

d.	The Board adopts a resolution to the effect that, for purposes hereof, a Change in Control has occurred.

Where,

i.	‘‘Permitted Persons’’ means (A) the Company; (B) any Related Party; or (C) any group (as defined in Rule 13d-3 under the Exchange Act) comprised of any or all of the foregoing.

ii.	‘‘Related Party’’ means (A) a majority-owned subsidiary of the Company; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (C) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities.

iii.	‘‘Voting Security’’ means any security of the Company which carries the right to vote generally in the election of directors.

‘‘Confidential Information’’ means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Subsidiaries in connection with their business. It shall not include information: (a) required to be disclosed by court or administrative order or the applicable rules of the Securities and Exchange Commission or any exchange on which the Company’s securities are listed; (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Company.

‘‘Date of Termination’’ has the meaning set forth in Section 5.07.

‘‘Good Reason’’ means, without the Executive's written consent: (a) any material diminution of the duties or responsibilities of the Executive, without the same being corrected within thirty (30) days after being given written notice thereof, except for a change in Employment Category from Full-time to Part-time status of the Executive subject to Section 3.03; (b) the Executive not being elected or reelected, at any time, to the Board of Directors of the Company or a requirement that the Executive report to anyone other than the Board of Directors of the Company; (c) any material breach by the Company of the provisions contained in this Agreement, without the same being corrected within thirty (30) days after being given written notice thereof; or (d) any reduction in the Executive’s Base Salary or bonus opportunity. ‘‘Intellectual Property’’ has the meaning set forth in Section 7.01.

‘‘Notice of Termination’’ has the meaning set forth in Section 5.06.

‘‘Noncompetition Period’’ has the meaning set forth in Section 9.01.

‘‘Nonsolicitation Period’’ has the meaning set forth in Section 9.02.

‘‘Person’’ means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

‘‘Permanent Disability’’ means those circumstances where the Executive is unable to continue to perform the usual customary duties of his assigned job or as otherwise assigned in accordance with the provisions of this Agreement for a period of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease.

‘‘Reimbursable Expenses’’ has the meaning set forth in Section 4.04.

‘‘Subsidiary’’ or ‘‘Subsidiaries’’ means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, fifty (50) percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or combination thereof; or (b) if a partnership, limited liability company, association or other business entity, fifty (50) percent or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or

Persons will be deemed to have a fifty (50) percent or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated fifty (50) percent or more of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.

ARTICLE 2

EMPLOYMENT

SECTION 2.01    Employment.    The Company shall employ the Executive, and the Executive shall accept employment with the Company, upon the terms and conditions set forth in this Agreement beginning on September 14, 2006.

ARTICLE 3

POSITION AND DUTIES

SECTION 3.01    Position and Duties.    The Executive shall serve as Executive Chairman of the Board of Directors of the Company. In such capacity, the Executive shall have such responsibilities, powers and duties as are inherent in his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder and as may from time to time be prescribed by the Board of Directors of the Company; provided that such responsibilities, powers and duties prescribed by the Board of Directors of the Company are substantially consistent with those customarily assigned to individuals serving in such position at comparable companies and shall not, without his consent, include tasks or responsibilities that would be inconsistent with those of Executive Chairman of the Board of Directors. The Executive shall devote a substantial amount of his working time and efforts to the business and affairs of the Company and its Subsidiaries. Other than his board service for other companies as of the date of this agreement, the Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or for-profit organization not related to the business of the Company or its Subsidiaries, including serving on other boards, whether for compensation or otherwise, without prior written consent of the Company. Notwithstanding the foregoing, Executive may serve on the board of directors or board of trustees a reasonable number of non-profit organizations so long as such service does not interfere with the performance of the Executive's duties hereunder. Except as indicated in the preceding sentence and for the normal travel requirements of his position, Executive's place of business shall be located in Bermuda.

SECTION 3.02    The Company Board Seat.    The Company shall use its best efforts to cause the Executive to be re-elected to his existing seat on the Board of Directors of the Company. In such capacity as a Director of the Company, the Executive will provide oversight and stewardship for the Company’s operations. In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall immediately resign from the Board of Directors of the Company and any committee of such Board of Directors on which he serves.

SECTION 3.03    Change In Employment Category.    The Company and Executive agree that in the event the Company’s business needs require less of the Executive’s time to achieve its business objectives, the Company with written notice to the Executive, may change the Executive’s Employment Category from Full-time to Part-time status defined as an employee who works on a regular basis less than 40 hours per workweek. In the event the Executive’s Employment Category changes to Part-time status, the Executive and Company agree that; (a) Change In Employment Category to Part-time status will not be considered a ‘‘termination’’ as defined in Section 5.03 (Termination for Good Reason or Without Cause) or Section 5.04 (Termination As a Result of Change of Control); (b) the Executive’s Base Salary rate will be reduced in proportion to the number of hours worked; (e) the Executive will participate in benefits as defined in Section 4.04 except that certain benefits may be prorated based on the number of hours worked.

If the Executive is terminated at a date after a change in Employment Category to Part-time status, as defined in this Section 3.03, for any reason defined in Section 5.02, Section 5.03, or Section 5.04, the Executive, (or in the case of Termination Due to Death or Disability as defined in Section 5.02, the Executive’s estate or legal representative), would be entitled to receive solely; (i) the Base Salary through the Date of Termination; and (ii) the bonus (if any) that would have been payable to the Executive for the year of termination as determined by the Compensation Committee of the Board of Directors in accordance with the annual bonus plan as set forth in Section 4.02. In addition, promptly following any such termination, the Executive shall also be reimbursed all Reimbursable Expenses incurred by the Executive prior to such termination.

ARTICLE 4

BASE SALARY AND BENEFITS

SECTION 4.01    Base Salary.    The Executive's base salary will be $400,000 per annum (the ‘‘Base Salary’’). The Base Salary will be payable bi-monthly on the 15th and last working day of each month. The Compensation Committee of the Board of Directors of the Company shall review with the Executive his job performance and compensation annually, and commencing with calendar year 2007 if deemed appropriate by the Compensation Committee of the Board of Directors of the Company in its sole discretion, the Executive's Base Salary may be increased. Once his Base Salary has been increased, it may not thereafter be decreased.

SECTION 4.02    Bonuses.    In addition to the Base Salary, the Executive shall participate in an annual bonus plan. The Executive's target annual bonus will be 100% of his Base Salary (within a range of a minimum of 0% and a maximum of 200%), subject to successful completion of performance objectives established by the Compensation Committee of the Board of Directors.

SECTION 4.03    Long Term Incentive Plan.    The Executive will be eligible to participate, at the Compensation Committee’s discretion, in the Company’s 2006 Long Term Incentive Plan to be approved and determined by the Board of Directors.

SECTION 4.04    Benefits.    In addition to the Base Salary, and any bonuses payable to the Executive pursuant to this Agreement, the Executive shall be entitled to the following benefits:

(a)    such medical, life insurance and disability insurance coverage as is, or may be provided generally for other senior executive officers of the Company as set forth from time to time in the applicable plan documents;

(b)    six (6) weeks of paid vacation annually ; and

(c)    benefits equivalent to any plan or arrangement available generally for the senior executive officers of the Company, subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents.

(d)    the use of company leased apartments or hotel rooms (at the Company’s discretion) in Bermuda and New York City

SECTION 4.05    Expenses.    The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses for senior executives (‘‘Reimbursable Expenses’’), subject to the Company’s requirements with respect to reporting and documentation of expenses. If the Executive relocates to Bermuda, the Company will provide to the Executive benefits, including housing, customarily provided to similarly situated senior executives residing in Bermuda.

ARTICLE 5

TERM AND TERMINATION

SECTION 5.01    Term.    The Executive’s Employment will terminate: (a) upon the Executive's death or Permanent Disability; or (b) at any time by the Company upon 30 days' prior written notice to the Executive or by the Executive upon 30 days' prior written notice to the Company.

SECTION 5.02    Termination Due to Death or Permanent Disability.    If Executive’s Employment is terminated due to the death of the Executive, the Executive's estate or legal representative shall be paid solely: (i) the bonus (if any) that would have been payable to the Executive for the year of termination as determined by the Compensation Committee of the Board of Directors in accordance with the annual bonus plan as set forth in Section 4.02;, and (ii) an amount equal to twelve (12) months of the Base Salary. Such amount will be payable in a lump sum as soon as practicable following the Executive's death and shall not be offset by any proceeds received by the Executive's estate or legal representative from any insurance coverages provided by the Company or any of its Subsidiaries. Notwithstanding the foregoing, the Company may fund its obligations under this section through the separate purchase of life insurance on the life on the executive.

If the Executive’s employment is terminated due to the Permanent Disability of the Executive, the Executive (or his legal representative) shall be paid solely: (i) the bonus (if any) that would have been payable to the Executive for the year of termination as determined by the Compensation Committee of the Board of Directors in accordance with the annual bonus plan as set forth in Section 4.02; and (ii) at a rate equal to 50% of the Base Salary on a monthly basis during the period of the Executive's Permanent Disability up to a maximum period as set forth in the Company's long-term disability plan, offset by any proceeds received by the Executive or his legal representative from any insurance coverages provided by the Company or any of its Subsidiaries.

In addition, promptly following any such termination, the Executive (or his estate or legal representative) shall also be reimbursed all Reimbursable Expenses incurred by the Executive prior to such termination. In event of a Change in Employment Category as defined in Section 3.03, the Executive’s rights upon termination shall be governed by Section 3.03.

SECTION 5.03    Termination for Good Reason or Without Cause.    If the Executive’s employment is terminated (a) by the Executive for Good Reason, or (b) by the Company not for Cause, the Executive shall be paid solely: (i) the bonus (if any) that would have been payable to the Executive for the year of termination as determined by the Compensation Committee of the Board of Directors in accordance with the annual bonus plan as set forth in Section 4.02; and (ii) an amount equal to twelve (12) months of the Base Salary. Such amount will be payable in a lump sum on the first month anniversary of the Date of Termination. In addition, promptly following any such termination, and upon presentation of appropriate documentation, the Executive shall also be reimbursed all Reimbursable Expenses incurred by the Executive prior to such termination. In event of a Change in Employment Category as defined in Section 3.03, the Executive’s rights upon termination shall be governed by Section 3.03.

SECTION 5.04    Termination As a Result of Change of Control.    If the Executive’s employment is terminated as a result of Change of Control of the Company, the Executive shall be paid solely: (i) the bonus (if any) that would have been payable to the Executive for the year of termination as determined by the Compensation Committee of the Board of Directors in accordance with the annual bonus plan as set forth in Section 4.02; and (ii) an amount equal to twenty four (24) months of the Base Salary. Such amount will be payable in a lump sum on the first month anniversary of the Date of Termination. In addition, promptly following any such termination, the Executive shall also be reimbursed all Reimbursable Expenses incurred by the Executive prior to such termination.

SECTION 5.05    Termination for Cause or Other Than Good Reason.    If the Executive’s employment is terminated (a) for Cause, or (b) as a result of the Executive's resignation or leaving of his employment other than for Good Reason, the Executive shall be entitled to receive solely the Base Salary through the Date of Termination and reimbursement of all Reimbursable Expenses incurred by the Executive prior to such termination.

SECTION 5.06    Notice of Termination.    Any termination by the Company or by the Executive for any reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a ‘‘Notice of Termination’’ shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.

SECTION 5.07    Date of Termination.    ‘‘Date of Termination’’ shall mean (a) if the Executive’s employment is terminated as a result of a Permanent Disability, five (5) days after a Notice of Termination is given; (b) if the Executive’s employment is terminated for Good Reason, the date specified in the Notice of Termination or any earlier date in the sole discretion of the Company; (c) if the Executive’s employment is terminated for Cause, the date specified in the Notice of Termination; (d) if the Executive’s employment is terminated as a result of Change of Control of the Company, the Change of Control closing date; and (e) if the Executive’s employment is otherwise terminated under Section 5.01, after the applicable notice period specified in such section has elapsed.

ARTICLE 6

CONFIDENTIAL INFORMATION

SECTION 6.01    Nondisclosure and Nonuse of Confidential Information.    The Executive will not disclose or use at any time during or after the Executive’s employment with the Company any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive's performance of duties assigned to the Executive pursuant to this Agreement.

ARTICLE 7

INTELLECTUAL PROPERTY

SECTION 7.01    Ownership of Intellectual Property.    In the event that the Executive as part of his activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company as now or hereinafter conducted (collectively, ‘‘Intellectual Property’’), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and its Subsidiaries and hereby assigns all right title and interest in and to such Intellectual Property to the Company and its Subsidiaries. Any copyrightable work prepared in whole or in part by the Executive during his employment with the Company will be deemed ‘‘a work made for hire’’ under Section 201(b) of the Copyright Act of 1976, as amended, and the Company and its Subsidiaries will own all of the rights comprised in the copyright therein. The Executive will cooperate with the Company and its Subsidiaries to protect the Company and its Subsidiaries' interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company and its Subsidiaries, whether such requests occur prior to or after termination of Executive's employment hereunder).

ARTICLE 8

DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT

SECTION 8.01    Delivery of Materials upon Termination of Employment.    As requested by the Company and its Subsidiaries, from time to time and upon the termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company and its Subsidiaries all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Executive's possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company and its Subsidiaries, will provide the Company and its Subsidiaries with written confirmation that all such materials have been delivered to the Company and its Subsidiaries.

ARTICLE 9

NONCOMPETITION AND NONSOLICITATION

SECTION 9.01    Noncompetition.    The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Company, its Subsidiaries, and their respective predecessors, and that his services will be of special, unique and extraordinary value to the Company and its Subsidiaries. In addition, in consideration of the rights to the payments set forth in Article 5 of this Agreement, the Executive hereby agrees that at any time during his employment with the Company and for a period ending twelve (12) months after the termination of Executive's employment (the ‘‘Noncompetition Period’’), he will not directly or indirectly own, manage, control, participate in, render services (as an employee, consultant or in any other capacity) for or in any manner engage in any business competing with the insurance and reinsurance businesses of the Company or its Subsidiaries as such businesses exist as of the termination of Executive's employment, within any geographical area in which the Company or its Subsidiaries engage in such businesses; provided, however, that, if such termination is by the Company not for Cause or by the Executive for Good Reason under Section 5.03 or termination is the result of Change of Control of the company under section 5.04, the Executive shall be bound by this Section 9.01 only to extent that the Company provides to the Executive the benefits set forth in Section 5.03 and 5.04; provided, further, that, if such termination is by reason of Executive's resignation or leaving of his employment other than for Good Reason, the Executive shall be bound by this Section 9.01 for the period of up to twelve (12) months if the Company, at its sole option, within thirty (30) days following such termination, elects in writing to (a) pay the Executive an amount equal to six (6) months of the Base Salary (such amount to be payable in equal monthly installments over such period). It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

SECTION 9.02    Nonsolicitation.    The Executive hereby agrees that (a) during his employment with the Company and for a period of twelve (12) months after the termination of Executive's employment (the ‘‘Nonsolicitation Period’’) the Executive will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any employee thereof and (b) during the Nonsolicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Company or its Subsidiaries to cease doing business with the Company or its Subsidiaries.

SECTION 9.03    Enforcement.    If, at the enforcement of Sections 9.01 or 9.02, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained in this Article 9 to cover the maximum duration, scope and area permitted by law.

ARTICLE 10

EQUITABLE RELIEF

SECTION 10.01    Equitable Relief.    The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive's services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company and its Subsidiaries contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02 could cause irreparable harm to the Company and its Subsidiaries for which they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company and its Subsidiaries may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in

Sections 6.01, 7.01, 8.01, 9.01 or 9.02, the Company and its Subsidiaries shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances, and the Company and its Subsidiaries will be entitled to enforce such rights specifically, without posting a bond or other security.

ARTICLE 11

REPRESENTATIONS; CERTAIN COVENANTS

SECTION 11.01    Executive’s Representations.    The Executive hereby represents and warrants to the Company and its Subsidiaries that: (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound; (b) the Executive is not a party to or bound by any noncompetition agreement with any other Person; and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive.

SECTION 11.02    Company’s Representations.    The Company hereby represents and warrants to the Executive that: (a) it has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (b) the execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action.

SECTION 11.03    General Indemnification.    The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a ‘‘Proceeding’’), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws, against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, including, without limitation, attorneys' fees and disbursements and judgments, and the Company shall advance expenses in connection therewith, to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws. Such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01    Certain Procedures.    There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.

SECTION 12.02    Consent to Amendments.    The provisions of this Agreement may be amended or waived only by a written agreement executed by the Company and the Executive, and delivered to each such contracting party. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

SECTION 12.03    Successors and Assigns.    All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company and its Subsidiaries; provided further that the Company and its

Subsidiaries may not assign the rights of the Company and its Subsidiaries hereunder except to a Person that expressly assumes the obligations of the Company and its Subsidiaries hereunder. Specifically but not exclusively, the terms and conditions of this Agreement shall survive any Change of Control as described in Section 1.01 of this Agreement. If, following any such Change of Control, the surviving or successor entity fails to abide by the terms and conditions of this Agreement, Executive shall have the right to seek injunctive or other relief and shall be entitled to recover from the surviving or successor entity all of his reasonable expenses and attorney’s fees incurred in connection therewith.

SECTION 12.04    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

SECTION 12.05    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

SECTION 12.06    Descriptive Headings.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 12.07    Notices.    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive: To the last address of the Executive on record with the Company.

If to the Company: Quanta Capital Holding Ltd., 1 Victoria Street, Hamilton, Bermuda HM11, attn: General Counsel, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

SECTION 12.08    Withholding.    The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

SECTION 12.09    No Third Party Beneficiary.    This Agreement will not confer any rights or remedies upon any person other than the Company and its Subsidiaries, the Executive, and their respective heirs, executors, successors and assigns.

SECTION 12.10    Entire Agreement.    This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

SECTION 12.11    Construction.    The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word ‘‘including’’ in this Agreement means ‘‘including without limitation’’ and is intended by the parties to be by way of example rather than limitation.

SECTION 12.12    Survival.    Sections 6.01, 7.01, 8.01, 11.03 and Articles 9, 10, and 12 will survive and continue in full force in accordance with their terms notwithstanding the occurrence of the Date of Termination

SECTION 12.13    GOVERNING LAW.    ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE

GOVERNED BY THE INTERNAL LAW OF BERMUDA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

SECTION 12.14    Jurisdiction.    The parties agree to the exclusive jurisdiction of the federal and state courts situated in Bermuda for the resolution of any dispute arising under this Agreement.

SECTION 12.15    Approval of Agreement.    The parties agree that this Agreement will not be valid until approved by the Company’s Board of Directors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

QUANTA CAPITAL HOLDINGS LTD.
By: /s/ Nigel W. Morris
Nigel W. Morris – Chairman, Compensation Committee of the Board of Directors
By: /s/ James J. Ritchie James J. Ritchie